Exhibit 99.01
Diamond Foods Reports Fiscal 2007 First Quarter Results
•	GAAP EPS of $0.61; Non-GAAP EPS of $0.48
•	Snack Sales Increase 55% to $15.4 million
•	Company Updates FY2007 Guidance
•	Conference Call Today at 1.30 p.m. Pacific Time
STOCKTON, Calif., Dec. 7 /PRNewswire-FirstCall/ — Diamond Foods, Inc. (Nasdaq: DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack products under the Diamond, Emerald and Harmony brands, today reported financial results for its fiscal 2007 first quarter.
Net sales were $169.5 million for the three months ended October 31, 2006, compared to $178.1 million for the three months ended October 31, 2005. GAAP diluted earnings per share (EPS) was $0.61 compared to $0.26 for the prior year comparable period. Non-GAAP diluted EPS was $0.48 in 2006 compared to $0.37 in 2005. Non-GAAP EPS excludes: a one time charge to cost of sales in the three months ended October 31, 2005 resulting from Diamond’s conversion from a cooperative to a public company; restructuring and other costs; and amounts related to the termination of Diamond’s defined benefit plan. Further details are provided below under the heading “About Diamond’s Non-GAAP Financial Measures.”
“The fiscal year is off to a strong start,” said Michael J. Mendes, President and CEO. “Our sales were impacted in the first quarter by the previously announced late harvest of the 2006 walnut crop as well as other tree nut crops, which resulted in significant shipments being delayed until after October 31, 2006. The walnut crop was ten days later than last year and about two weeks later than the historical norm. These delayed shipments were in all channels, including retail, ingredient and international. Despite these delayed shipments, we are pleased with our earnings performance, particularly the improved gross margin, and have positioned ourselves to continue to invest in our snack products for the remainder of the year. As a result of these investments, which include the launch of at least three new Emerald products and related advertising and promotional campaigns, the introduction of new packaging configurations and the repositioning of the Harmony line for growth and profitability, we are maintaining our non-GAAP EPS guidance for the year of $0.50 to $0.55.”
Recent Financial and Corporate Development Highlights
•	Non-GAAP EPS increased 30% over 2005;
•	Emerald branded trail mix rolled out nationally
•	Integration of Harmony on track
•	Gross margin improved to 16.5%
Fiscal 2007 Outlook
Diamond has updated its fiscal 2007 guidance to reflect total sales growth for the year of 5% to 8%. This amount has changed from the previous range of 8% to 10% due to the size of the walnut crop and the lower shelling yields experienced for the walnut industry. These two factors combined are expected to result in less walnuts available for sale in fiscal 2007, reducing Diamond’s non-retail sales. Diamond has also adjusted its GAAP EPS for fiscal 2007 to a range of $0.41 to $0.46. Diamond has not changed any other component of its 2007 guidance, and specifically expects:
•	North American retail sales growth of 15% for the year;
•	Snack sales for the year of $80 million;
•	Gross margin for the year in the range of 15%;
•	Effective tax rate, excluding any discrete items, of 42%; and
•	Non-GAAP EPS in the range of $0.50 to $0.55, including the after-tax effects of stock-based compensation of $0.19 to $0.21 per share. This estimate of non-GAAP EPS excludes the effects of the previously announced termination of the defined benefit plan, gain on sale of facility and restructuring and other costs.
A reconciliation of GAAP EPS to non-GAAP EPS for fiscal year 2006 and the 2007 outlook is presented below:

	Fiscal 2006	2007 Outlook
	Actual	Low end	High end
	(in thousands, except per share information)
Net sales	$477,205	$501,000	$515,400

GAAP EPS	$0.47	$0.41	$0.46
After tax effects of:
Impact of NRV accounting for inventories	0.10	—	—
Impact of restructuring and other costs	0.13	0.02	0.02
Impact of tax credits and other tax adjustments	(0.23)	—	—
Impact of gain on sale of facility	—	(0.04)	(0.04)
Impact of pension termination expense	—	0.11	0.11

Non-GAAP EPS	$0.47	$0.50	$0.55

Financial Results
Net sales and other revenues by product line were (in thousands):

	Three months ended
	October 31,
	2006	2005
Culinary	$67,721	$66,152
Snack	15,391	9,970
Inshell	27,557	31,208

Total North American Retail	110,669	107,330
North American Ingredient	22,169	24,536
International	35,981	45,008
Other	693	1,186

	$169,512	$178,060

Gross margin as a percentage of net sales was 16.5% and 14.4% for the three months ended October 31, 2006 and 2005, respectively. Gross margin per pound shipped increased by 16% to $0.343 in 2006 from $0.296 in 2005. (data for the three months ended October 31, 2005 is presented on a non-GAAP basis, as discussed below.)
Selling, general and administrative expenses for the three months ended October 31, 2006 was $11.5 million compared to $9.2 million for the comparable prior year period, and includes $1.3 million and $0.8 million of stock based compensation for the three months ended October 31, 2006 and 2005, respectively. Selling, general and administrative expenses as a percentage of net sales were 6.8% compared to 5.2% in 2005. Advertising costs for the three months ended October 31, 2006 were $3.2 million compared to $6.6 million for the comparable prior year period.
Restructuring and other costs totaled a net credit of $0.7 million for the three months ended October 31, 2006 and related principally to costs of closing Diamond’s Lemont, Illinois facility and consolidation of operations in the Fishers, Indiana facility, offset by a gain on the sale of the Lemont facility.
Gain on curtailment of defined benefit plan of $3.0 million related to Diamond’s decision to terminate a defined benefit plan. Upon final plan termination, which is expected in the first half of calendar 2007, Diamond will record a $6.0 million charge, resulting in a net charge due to plan termination of $3.0 million. Both the $3.0 million gain on plan curtailment and $6.0 million charge on plan termination are one-time items and are substantially all non-cash.
Net interest expense for the three months ended October 31, 2006 was $0.3 million compared to $0.1 million for the prior year comparable period.
As of October 31, 2006, Diamond had approximately $7.1 million in cash and cash equivalents, no short-term bank borrowings, and 15.7 million common shares issued and outstanding.
Conference Call
Diamond will host a conference call and webcast today, December 7, 2006 at 1:30 p.m. Pacific Time to discuss fiscal first quarter 2007 results and recent corporate developments. The dial-in number for the conference call is 800-218-8862 for domestic participants and 303-262-2194 for international participants.
A taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion, will remain available through December 14, 2006 at midnight Pacific Time, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11077715#. To access the live webcast of the call, go to the Diamond Foods website at http://www.diamondfoods.com/. An archived webcast will also be available at http://www.diamondfoods.com/.

Financial Statements
Diamond’s financial results for the three months ended October 31, 2006 and 2005 were as follows (in thousands, except per share amounts):

	Three months ended
	October 31,
	2006	2005
Net sales	$169,512	$178,060
Cost of sales	141,572	152,479
Cost of sales-NRV amount	—	2,770

Total cost of sales	141,572	155,249

Gross margin	27,940	22,811
Operating expenses:
Selling, general and administrative	11,533	9,190
Advertising	3,237	6,594
Restructuring and other costs, net	(664)	—
Gain on curtailment of defined benefit plan	(3,039)	—

Total operating expenses	11,067	15,784

Income from operations	16,873	7,027
Interest expense, net	281	24
Other (income), expense	(30)	213

Income before income tax expense	16,622	6,790
Income tax expense	6,981	2,716

Net income	$9,641	$4,074

Earnings per share:
Basic	$0.61	$0.26
Diluted	$0.61	$0.26

Shares used to compute earnings per share:
Basic	15,737	15,556
Diluted	15,737	15,634
Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the three months ended October 31, 2006 and 2005. In 2005, such information excludes a one-time charge to cost of sales as a result of the conversion from a cooperative to a public company in July 2005. This charge relates to the company’s use of net realizable value (NRV) accounting for certain inventories acquired prior to August 1, 2005. Starting August 1, 2005 Diamond began using the lower of cost or market method of valuing walnut inventories acquired subsequent to that date. As a result of using NRV accounting for certain inventories through July 31, 2005, these inventories were valued higher than they would have been under the lower of cost or market method. Therefore, the amount charged to cost of goods sold was higher as these inventories were sold. Diamond’s non-GAAP financial information for the three months ended October 31, 2006 excludes restructuring and other costs and a gain on curtailment of a defined benefit plan.

	Three months ended
	October 31,
	2006	2005
	(in thousands)
Net sales	$169,512	$178,060
Cost of sales	141,572	152,479

Gross margin	27,940	25,581
Operating expenses:
Selling, general and administrative	11,533	9,190
Advertising	3,237	6,594

Total operating expenses	14,770	15,784

Operating income	13,170	9,797
Interest expense, net	281	24
Other expense	(30)	213

Income before income tax expense	$12,919	$9,560

Reconciliation of GAAP to non-GAAP financial information (in thousands, except per share amounts):

GAAP income before income tax expense	$16,622	$6,790
Adjustment to remove one time impact of accounting for certain inventories on NRV basis	—	2,770
Adjustments to remove restructuring and other costs and gain on curtailment of defined benefit plan	(3,703)	—

Non-GAAP income before income tax expense	12,919	9,560

GAAP income tax expense	6,981	2,716
Adjustment to reflect tax effects of Non-GAAP adjustments	(1,555)	1,108

Non-GAAP income tax expense	5,426	3,824

Non-GAAP net income	$7,493	$5,736

Non-GAAP EPS-diluted	$0.48	$0.37
Shares used in computing Non-GAAP EPS-diluted	15,737	15,634
About Diamond’s non-GAAP Financial Measures. This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP measures used by other companies.

Diamond urges investors to review its reconciliation of non-GAAP measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	A one-time charge that it incurred in connection with its conversion. As an agricultural cooperative association, Diamond was required to use net realizable value (NRV) accounting for certain inventories; as a for-profit corporation Diamond is required to use the lower of cost or market method to value all inventories. As a result of using NRV accounting, certain inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as these inventories were sold, the amount charged to cost of goods sold was higher. Diamond excluded this charge because it is non-recurring and is not indicative of ongoing operations.
•	Restructuring and other costs which are principally related to the closure of Diamond’s Lemont facility and the costs incurred to consolidate operations in its Fisher’s facility, a gain on the sale of the Lemont facility, the estimated costs of terminating certain contracts and the professional service fees associated with tax credits for years prior to 2006 as discussed below. Diamond’s management believes it is useful to investors to exclude these amounts since they are non-recurring in nature and are not reflective of the operating results of Diamond on an on-going basis.
•	Amounts associated with curtailing and terminating its administrative pension plan due to its non-recurring nature.
•	Income tax benefits from tax credits related to years prior to 2006 since these items have a one-time impact.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non- GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to Diamond’s business outlook and financial guidance. Our forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause our actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages, delayed crop harvests, and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (6) Acquisitions entail significant risks, including integration of acquired operations, diversion of management attention, risks of entering new markets and potential loss of key employees of acquired organizations. (7) We may not realize expected synergies or cost savings from the acquisition of assets from Harmony Foods Corporation. (8) Our international business exposes us to special risks, including trade restrictions, regulatory developments, currency rate fluctuations, and supply disruptions. (9) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations representatives at 415-896-6820 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond, Emerald and Harmony brands.